EXHIBIT 99.1

Rock of Ages Acquires

American Monument Corporation

CONCORD, NEW HAMPSHIRE, September 26, 2000...ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC) announced today that it has acquired the American Monument Corporation, a retailer of granite memorials with sales locations in Danbury and New Milford, Connecticut. Terms of the transaction were not disclosed. With this acquisition, Rock of Ages owns and operates 100 granite memorial retail outlets in 15 states.

Kurt Swenson, chairman and chief executive officer, said that this acquisition establishes a viable cluster of sales locations in Connecticut, which now includes five outlets. "This is a small but important acquisition that creates the critical mass we need in the Connecticut market to benefit from a variety of operating economies," he said.

Separately, Rock of Ages announced that Mark Gherardi has resigned from his position as Senior Vice President of Manufacturing effective September 22, 2000. Gherardi's duties have been assumed by Jerry Parrott, 51 years old, who has been Vice President of Barre Manufacturing Operations since September 1999, reporting to Vice Chairman Richard C. Kimball. During his 24 years with Rock of Ages, Parrott served as Vice President of the Precision Products division from 1991 to 1999 and Chief Engineer of the Company from 1980 to 1991.

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

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